Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2014

Revenue Increased 28% Over Prior Year Driven by Strong Growth in Both Retail and Direct Segments

Pretax Income from Continuing Operations Increased 171% Over Prior Year

Board of Directors Authorizes $15 Million Share Repurchase Program

VANCOUVER, WASHINGTON, November 3, 2014 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter ended September 30, 2014.

Net sales for the third quarter of 2014 totaled $59.1 million, a 28% increase compared to $46.3 million in the same quarter of 2013. The strong growth was driven by higher sales in both the Direct and Retail segments. For the first nine months of 2014, net sales were $179.5 million, an increase of 27% over the same period last year. Gross margins for the third quarter improved by 170 basis points to 48.8%, reflecting margin increases in both the Direct and Retail segments. Operating income from continuing operations for the third quarter of 2014 was $4.3 million, a 220% increase compared to $1.3 million in the same period last year. The increase in operating income reflects higher sales and gross margins in both the Direct and Retail segments combined with improved leverage of sales and marketing, general and administrative, and product development costs across higher sales volumes. For the first nine months of 2014, operating income from continuing operations was $15.7 million, compared to $5.6 million in the same period last year, an increase of 179%.

Pretax income from continuing operations for the third quarter of 2014 was $4.3 million, or $0.14 per diluted share, compared to pretax income from continuing operations of $1.6 million, or $0.05 per diluted share, for the third quarter of last year. For the first nine months of 2014, pretax income from continuing operations was $15.6 million, or $0.49 per diluted share, compared to pretax income of $5.9 million, or $0.19 per diluted share, for the same period of last year.

Net income from continuing operations for the third quarter of 2014 was $2.7 million, or $0.08 per diluted share, compared to net income from continuing operations of $1.5 million, or $0.05 per diluted share, for the third quarter of 2013.

As previously stated, beginning in the first quarter of 2014, the Company started to record income taxes at a normalized rate following the partial release, in 2013, of its valuation allowance recorded against its deferred tax assets. The effective income tax rate for continuing operations in the third quarter of 2014 was 38.5%. The effective tax rate for the remainder of the year is expected to be between 35% and 40%. Cash payments related to income taxes were minimal due to the Company’s significant domestic net operating loss carry forwards.

For the third quarter of 2014, the Company reported net income (including discontinued operations) of $2.5 million, or $0.08 per diluted share; this includes a loss from discontinued operations of $0.2 million. In the third quarter of 2013, the Company reported net income of $1.4 million, or $0.04 per diluted share; this includes a loss from discontinued operations of $0.1 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report another strong quarter of financial growth and improved profitability. Our business generated double digit top line growth in both the Direct and Retail segments while continuing to benefit from improved gross margins and our ability to leverage operating costs across higher sales volumes. In the Direct business, our results include strong contributions from our Bowflex Max Trainer® product line. We are very pleased with the consumer demand and positive response to this revolutionary cardio machine in its first year on the market and remain encouraged about the product’s long-term potential. Also, the Retail segment continued to grow and perform well underscoring the success of last year’s new product lineup combined with additional new products launched in September.”

Mr. Cazenave continued, “As part of our key growth strategy to further diversify and expand our product portfolio, we recently announced the launch of new, innovative products that encompass broad areas of fitness, including strength, cardio, and nutrition in both our Direct and Retail channels. While it is very early, we are excited about the positive initial consumer and industry reaction to these new products. Continued focus and strong execution on our three key priority initiatives of product innovation, margin improvement and achieving operating leverage has served our company well and we believe we are again well positioned going into this year’s peak fitness season.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $34.5 million in the third quarter of 2014, an increase of 34% over the comparable period last year. Direct segment sales benefited from the strong performance of the new Bowflex Max Trainer® product line, partially offset by a decline in Direct sales of other products. For the first nine months of 2014, net sales for the Direct segment were $117.6 million, an increase of 26% over the same period last year. U.S. credit approval rates rose to 40.3% in the third quarter of 2014, up from 34.3% for the same period last year. The Company attributes the increase in approval rates to the launch of the Bowflex Max Trainer®, which has thus far attracted consumers with better credit scores, along with its media strategy focused on driving quality consumer leads and an expanded lender base.

Operating income for the Direct segment was $4.1 million for the third quarter 2014, an increase of 214% compared to operating income of $1.3 million in the third quarter 2013. Operating income benefitted from higher gross margins and improved leverage of selling and marketing expenses as a percentage of sales in the third quarter of 2014. Gross margin for the Direct business was 62.2% for the third quarter of 2014, compared to 61.0% in the third quarter of last year, benefitting from improved overall overhead operating efficiency and improved product margins.

Net sales for the Retail segment were $23.5 million in the third quarter 2014, an increase of 21% over the third quarter last year. The improvement in Retail net sales reflects continued strong retailer and consumer acceptance of the Company’s lineup of cardio products launched last fall, along with additional new products introduced this fall. The Retail results also benefited from a few customers accelerating some of their fourth quarter orders into the third quarter to get their supply chains in desired position for the upcoming peak selling season. For the first nine months of 2014, net sales for the Retail segment totaled $58.6 million, an increase of 31% over the same period last year.

Operating income for the Retail segment was $3.7 million for the third quarter 2014, an increase of 29% compared to operating income of $2.9 million in the third quarter last year. Retail gross margin was 26.5% in the third quarter of 2014, compared to 25.4% in the same quarter of last year.

Royalty revenue in the third quarter 2014 was $1.1 million, a decrease of 5% compared to $1.2 million for the same quarter of last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of September 30, 2014, the Company had cash, cash equivalents, and marketable securities of $41.7 million and no debt, compared to cash, cash equivalents, and marketable securities of $41.0 million and $27.7 million with no debt as of December 31, 2013 and September 30, 2013, respectively. Working capital of $63.3 million as of September 30, 2014 was $17.7 million higher than the 2013 year-end balance of $45.7 million, primarily due to reduced trade payables which are seasonally higher at year-end. Inventory as of September 30, 2014 was $21.3 million, compared to $15.8 million as of December 31, 2013 and $17.5 million at the end of the third quarter last year. The increase in inventory reflects inventory stocking of an additional distribution center opened during the third quarter of 2014, coupled with preparation for the fourth quarter which is the seasonally largest quarter of the year.

For further information, see “Balance Sheet Information” attached hereto.

Share Repurchase Program

The Company announced today that its Board of Directors has authorized the repurchase of up to $15 million of the Company’s outstanding common stock. Shares may be repurchased from time to time over the next 24 months in open market transactions at prevailing prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Share repurchases will be funded from existing cash balances and repurchased shares will be retired and returned to unissued authorized shares. More details on this program are included in a separate press release issued today.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented pretax income per diluted share from continuing operations which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company presents pretax income per diluted share from continuing operations because management believes that the partial reversal of valuation allowances in fiscal year 2013, resulting in significant changes to the effective tax rate, makes meaningful comparisons between periods difficult. Including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Pretax Income per Diluted Share from Continuing Operations” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2014 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, November 3, 2014. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 268-5851 in North America and international listeners may call (303) 223-2687. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, November 3, 2014, through 6:30 p.m. ET, November 17, 2014. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21737083.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2014 and 2013 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$59,067	$46,256	$179,517	$141,712
Cost of sales	30,272	24,479	87,461	71,912

Gross profit	28,795	21,777	92,056	69,800
Operating expenses:
Selling and marketing	17,086	14,152	54,549	46,546
General and administrative	5,745	4,907	16,507	13,836
Research and development	1,683	1,382	5,338	3,812

Total operating expenses	24,514	20,441	76,394	64,194

Operating income	4,281	1,336	15,662	5,606
Other income (expense), net	52	265	(53)	272

Income from continuing operations before income taxes	4,333	1,601	15,609	5,878
Income tax provision (benefit)	1,669	101	5,699	(33,814)

Income from continuing operations	2,664	1,500	9,910	39,692
Loss from discontinued operations, net of income taxes	(177)	(116)	(1,492)	(286)

Net income	$2,487	$1,384	$8,418	$39,406

Basic income per share from continuing operations	$0.09	$0.05	$0.32	$1.28
Basic loss per share from discontinued operations	(0.01)	—	(0.05)	(0.01)

Basic net income per share(1)	$0.08	$0.04	$0.27	$1.27

Diluted income per share from continuing operations	$0.08	$0.05	$0.31	$1.26
Diluted loss per share from discontinued operations	(0.01)	—	(0.05)	(0.01)

Diluted net income per share(1)	$0.08	$0.04	$0.27	$1.25

Shares used in per share calculations:
Basic	31,287	31,128	31,231	31,045

Diluted	31,655	31,488	31,641	31,419

(1)	May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2014 and 2013 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2014	2013	$	%
Net sales:
Direct	$34,498	$25,729	$8,769	34.1%
Retail	23,467	19,369	4,098	21.2%
Royalty income	1,102	1,158	(56)	(4.8)%

	$59,067	$46,256	$12,811	27.7%

Operating income (loss):
Direct	$4,133	$1,316	$2,817	214.1%
Retail	3,703	2,875	828	28.8%
Unallocated corporate	(3,555)	(2,855)	(700)	(24.5)%

	$4,281	$1,336	$2,945	220.4%

	Nine Months Ended September 30,		Change
	2014	2013	$	%
Net sales:
Direct	$117,589	$93,678	$23,911	25.5%
Retail	58,609	44,678	13,931	31.2%
Royalty income	3,319	3,356	(37)	(1.1)%

	$179,517	$141,712	$37,805	26.7%

Operating income (loss):
Direct	$18,375	$8,533	$9,842	115.3%
Retail	7,537	4,975	2,562	51.5%
Unallocated corporate	(10,250)	(7,902)	(2,348)	(29.7)%

	$15,662	$5,606	$10,056	179.4%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2014 and December 31, 2013 (unaudited and in thousands):

	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$23,740	$40,979
Available-for-sale securities	17,993	—
Trade receivables, net of allowances of $42 and $53	18,265	25,336
Inventories, net	21,349	15,824
Prepaids and other current assets	6,238	6,927
Income taxes receivable	23	80
Deferred income tax assets	7,370	4,441

Total current assets	94,978	93,587
Property, plant and equipment, net	9,755	8,499
Goodwill	2,626	2,740
Other intangible assets, net	11,085	12,615
Long-term deferred income tax assets	18,323	25,725
Other assets	349	401

Total assets	$137,116	$143,567

Liabilities and Shareholders’ Equity
Trade payables	$21,161	$37,192
Accrued liabilities	8,383	9,123
Warranty obligations, current portion	2,121	1,610

Total current liabilities	31,665	47,925
Warranty obligations, non-current	—	28
Income taxes payable, non-current	3,627	2,577
Other long-term liabilities	1,219	1,472
Shareholders’ equity	100,605	91,565

Total liabilities and shareholders’ equity	$137,116	$143,567

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Pretax Income per Diluted Share from Continuing Operations (unaudited):

	Three Months Ended September 30,
	2014	2013
Pretax income per diluted share from continuing operations	$0.14	$0.05
Diluted loss per share from income taxes	(0.05)	—

Diluted income per share from continuing operations(1)	$0.08	$0.05

	Nine Months Ended September 30,
	2014	2013
Pretax income per diluted share from continuing operations	$0.49	$0.19
Diluted income (loss) per share from income taxes	(0.18)	1.08

Diluted income per share from continuing operations(1)	$0.31	$1.26

(1)	Amounts may not add due to rounding.